STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

The registration statement referred to above (including the prospectus) is incorporated in this free writing prospectus by reference and may be accessed by clicking on the following hyperlink: http://www.sec.gov/Archives/edgar/data/762153/000090514806006883/0000905148-06-006883.txt.

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THE SERIES 2007-9SL FINAL OFFERED CERTIFICATES

Class	Initial Principal Balance (1)	Pass- Through Rate	Principal Types	Interest Accrual Period/ Delay (2)	Initial Ratings of the Certificates (3)
					S&P	Moody's
Offered Certificates
Class A	$223,194,000	Floating Rate (4), (5)	Senior	0 day	AAA	Aaa
Class M-1	$ 3,132,000	Floating Rate (4), (6)	Subordinate	0 day	AA-	Aa3
Class M-2	$ 15,976,000	Floating Rate (4), (7)	Subordinate	0 day	A	A2
Class M-3	$ 7,205,000	Floating Rate (4), (8)	Subordinate	0 day	A-	A3
Class B-1	$ 7,205,000	Floating Rate (4), (9)	Subordinate	0 day	BBB+	Baa1
Class B-2	$ 6,265,000	Floating Rate (4), (10)	Subordinate	0 day	BBB	Baa2
Class B-3	$ 6,109,000	Floating Rate (4), (11)	Subordinate	0 day	BBB-	Baa3

Non-Offered Certificates
Class OC	(12)	N/A	Subordinate	N/A	N/A	N/A
Class B-4	$ 8,144,000	Fixed Rate (13)	Subordinate	24 day	BB+	Ba1
Class B-5	$ 5,481,000	Fixed Rate (14)	Subordinate	24 day	BB	Ba2
Class P	$100	N/A (15)	N/A	N/A	N/A	N/A
Class R	N/A	N/A	Residual	N/A	N/A	N/A
Class L-IO	Notional(16)	0.01%	N/A	30/360(17)	N/A	N/A
___________
(1)	Approximate, subject to adjustment as described in the prospectus supplement.

(2)
0 day = For any distribution date, the one-month period commencing on the immediately preceding distribution date (or, in the case of the first distribution date, from and including the closing date) and ending on the day immediately preceding such distribution date. 24 day = For any distribution date, the prior calendar month.

(3)	A description of the ratings of the offered certificates is set forth under the heading “Ratings” in the prospectus supplement.

(4)
The pass-through rate for each class of offered certificates will be subject to the weighted average adjusted net rate of the mortgage loans (the “Net WAC Cap”) as described in the prospectus supplement under “Description of the Certificates—Glossary” and “—Interest Distributions on the Certificates.” The “Optional Termination Date” for the certificates is the first distribution date and any subsequent distribution date on which the aggregate stated principal balance of the mortgage loans is less than or equal to 10% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

(5)
The pass-through rate for the Class A Certificates for the interest accrual period related to any distribution date on or prior to the first Optional Termination Date will be a per annum rate equal to the lesser of (i) one-month LIBOR + 0.3200% and (ii) the Net WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first Optional Termination Date, the pass-through rate for the Class A Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR + 0.6400% and (ii) the Net WAC Cap. The pass-through rate for the Class A Certificates for the first distribution date will be a per annum rate of approximately 5.6400%.

(6)
The pass-through rate for the Class M-1 Certificates for the interest accrual period related to any distribution date on or prior to the first Optional Termination Date will be a per annum rate equal to the lesser of (i) one-month LIBOR + 2.0000% and (ii) the Net WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first Optional Termination Date, the pass-through rate for the Class M-1 Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR + 3.0000% and (ii) the Net WAC Cap. The pass-through rate for the Class M-1 Certificates for the first distribution date will be a per annum rate of approximately 7.3200%.

(7)
The pass-through rate for the Class M-2 Certificates for the interest accrual period related to any distribution date on or prior to the first Optional Termination Date will be a per annum rate equal to the lesser of (i) one-month LIBOR + 4.0000% and (ii) the Net WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first Optional Termination Date, the pass-through rate for the Class M-2 Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR + 6.0000% and (ii) the Net WAC Cap. The pass-through rate for the Class M-2 Certificates for the first distribution date will be a per annum rate of approximately 9.3200%.

(8)
The pass-through rate for the Class M-3 Certificates for the interest accrual period related to any distribution date on or prior to the first Optional Termination Date will be a per annum rate equal to the lesser of (i) one-month LIBOR + 4.0000% and (ii) the Net WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first Optional Termination Date, the pass-through rate for the Class M-3 Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR + 6.0000% and (ii) the Net WAC Cap. The pass-through rate for the Class M-3 Certificates for the first distribution date will be a per annum rate of approximately 9.3200%.

(9)
The pass-through rate for the Class B-1 Certificates for the interest accrual period related to any distribution date on or prior to the first Optional Termination Date will be a per annum rate equal to the lesser of (i) one-month LIBOR + 4.0000% and (ii) the Net WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first Optional Termination Date, the pass-through rate for the Class B-1 Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR + 6.0000% and (ii) the Net WAC Cap. The pass-through rate for the Class B-1 Certificates for the first distribution date will be a per annum rate of approximately 9.3200%.

(10)
The pass-through rate for the Class B-2 Certificates for the interest accrual period related to any distribution date on or prior to the first Optional Termination Date will be a per annum rate equal to the lesser of (i) one-month LIBOR + 4.0000% and (ii) the Net WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first Optional Termination Date, the pass-through rate for the Class B-2 Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR + 6.0000% and (ii) the Net WAC Cap. The pass-through rate for the Class B-2 Certificates for the first distribution date will be a per annum rate of approximately 9.3200%.

(11)
The pass-through rate for the Class B-3 Certificates for the interest accrual period related to any distribution date on or prior to the first Optional Termination Date will be a per annum rate equal to the lesser of (i) one-month LIBOR + 4.0000% and (ii) the Net WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first Optional Termination Date, the pass-through rate for the Class B-3 Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR + 6.0000% and (ii) the Net WAC Cap. The pass-through rate for the Class B-3 Certificates for the first distribution date will be a per annum rate of approximately 9.3200%.

(12)
The class principal balance of the Class OC Certificates for any distribution date will equal the overcollateralized amount as described in the prospectus supplement. As of the closing date, the class principal balance of the Class OC Certificates is expected to equal approximately $30,544,278. The Class OC Certificates are entitled to receive certain distributions from Net Monthly Excess Cashflow as described in the trust agreement.

(13)
The pass-through rate for the Class B-4 Certificates for the interest accrual period related to any distribution date on or prior to the first Optional Termination Date will be a per annum rate equal to 7.0000%. Beginning with the interest accrual period related to the distribution date immediately following the first Optional Termination Date, the pass-through rate for the Class B-4 Certificates will be a per annum rate equal to 7.5000%. The “Optional Termination Date” for the Class B-4 Certificates is the first distribution date and any subsequent distribution date on which the aggregate stated principal balance of the mortgage loans is less than or equal to 10% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

(14)
The pass-through rate for the Class B-5 Certificates for the interest accrual period related to any distribution date on or prior to the first Optional Termination Date will be a per annum rate equal to 7.0000%. Beginning with the interest accrual period related to the distribution date immediately following the first Optional Termination Date, the pass-through rate for the Class B-5 Certificates will be a per annum rate equal to 7.5000%. The “Optional Termination Date” for the Class B-5 Certificates is the first distribution date and any subsequent distribution date on which the aggregate stated principal balance of the mortgage loans is less than or equal to 10% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

(15)	The Class P Certificates will receive all payments in respect of prepayment penalties on the mortgage loans and are not entitled to receive any distributions of interest.

(16)
Interest will accrue on the notional amounts of the Class L-IO Certificate, initially equal to approximately $10,000, at the per annum pass-through rate described in this table. This certificate will not receive any distributions of principal.

(17)	Interest will accrue for this class of certificates at the rate described in this table on the basis of a 360 day year divided into twelve 30-day months.